Exhibit 23(b)


                  CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Prospectus and the Registration Statement (Form S-8) of Sonat Inc. pertaining to the offering of 4,000,000 shares of Common Stock (and related Common Stock Purchase Rights) pursuant to the Executive Award Plan of Sonat Inc. and to the incorporation by reference therein of our report dated January 19, 1995, with respect to the consolidated financial statements and schedules of Sonat Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



                                                              ERNST & YOUNG LLP

Birmingham, Alabama
November 17, 1995